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            ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                    ENHANCED DEATH BENEFIT "EDB" RIDER

OVERVIEW:

The EDB Rider ("Rider") is an optional rider the Owner has selected. It provides an enhanced Death Benefit, which guarantees [5%] growth and provides a ratchet.

APPLICABILITY:

The Rider is made a part of the contract to which it is attached and is effective on the issue date.

BENEFIT:

The "Death Benefit" provision on [page XX] of the contract is replaced by the following:

I. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and before his/her [90th birthday, the Death Benefit will be the greatest of:

     (a) the Accumulated Value on the Effective Valuation Date increased for any positive Market Value Adjustment ("MVA");

     (b)   gross payments accumulated daily at the "EDB Effective Annual
           Yield" shown on the Specifications page, starting on the Effective Valuation Date of each gross payment and ending on the date of death, proportionately reduced for subsequent withdrawals; and

     (c) the highest Accumulated Value on any contract anniversary prior to the date of death, as determined after being increased for any positive MVA and subsequent payments and proportionately reduced for subsequent withdrawals.

II.  If an Owner, or an Annuitant if the Owner is a non-natural person, dies
     before the Annuity Date but after his/her [90th   birthday, the death
     benefit will be the greater of:

      (a) the Accumulated Value on the Effective Valuation Date increased for any positive MVA; or

      (b) the Death Benefit, as calculated under Section I, that would have been payable on the contract anniversary prior to the deceased's [90th birthday, increased for subsequent payments and proportionately reduced for subsequent withdrawals.

PROPORTIONATE REDUCTION:

Sections I(b), I(c) and II(b) refer to a proportionate reduction. This proportionate reduction is calculated by multiplying the (b) or (c) value, whichever is applicable, determined immediately prior to the withdrawal by the following:

                               Amount of the withdrawal
                               -----------------------
             Accumulated Value determined immediately prior to the withdrawal


FORM 3263-99

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CHARGE FOR BENEFIT:

While this Rider is in effect, the Company will assess the EDB Charge (see the Specifications page).

TERMINATION:

This Rider will terminate on the earliest of the following:

     (a)   the Annuity Date;

     (b) when a Death Benefit is payable and the contract is not continued under a spousal takeover; or

     (c)   surrender of the contract.


                                Signed for the Company at Dover, Delaware

FORM 3263-99